Exhibit 99.1
INTRODUCTION
     The Financial Statements and Supplementary Data from Mercer International Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2009 (the “2008 Form 10-K”) included in this Exhibit 99.1 have been revised to reflect, for all periods presented, the retrospective adoption, effective January 1, 2009, of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“FAS 160”).
     FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, previously referred to as minority interest. Among other matters, FAS 160 requires that noncontrolling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests be clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to noncontrolling interests even when that allocation may result in a deficit equity balance. While the accounting provisions of FAS 160 are being applied prospectively beginning January 1, 2009, the presentation and disclosure requirements are being applied retrospectively. Upon adoption of FAS 160, the Company reclassified minority interests in its consolidated balance sheet from other noncurrent liabilities to the equity section. Additionally, the Company changed the way noncontrolling interests are presented within the consolidated statement of operations such that the statement of operations reflects results attributable to both the Company’s interests and noncontrolling interests. The results attributable to the Company’s interests did not change upon adoption of FAS 160.
     The adoption of FAS 160 was previously reflected in the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009 and filed with the SEC on May 1, 2009 and July 31, 2009, respectively (collectively, the “2009 Form 10-Qs”).
     The Company has included the entire text of the affected sections. No sections of the 2008 Form 10-K other than as identified above are being revised by this filing. Information in the 2008 Form 10-K is generally stated as of December 31, 2008 and this filing does not reflect any subsequent information or events other than the adoption of the accounting pronouncements and the reclassification of certain prior year amounts to conform to the current presentation. Without limitation of the foregoing, this filing does not purport to update the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2008 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management. More current information is included in the Company’s other filings with the SEC. The financial information contained herein should be read in conjunction with the 2008 Form 10-K, the 2009 Form 10-Qs and the Company’s other filings with the SEC. Other filings contain important information regarding events, developments and updates to certain events and expectations of the Company that have occurred since the filing of the 2008 Form 10-K and the 2009 Form 10-Qs.
ITEM 8. Financial Statements and Supplementary Data.
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Shareholders of
Mercer International Inc.
          We have completed integrated audits of Mercer International Inc.’s 2008 and 2007 consolidated financial statements and of its internal control over financial reporting as at December 31, 2008. Our opinions, based on our audits, are presented below.
Consolidated financial statements
          We have audited the accompanying consolidated balance sheets of Mercer International Inc. as at December 31, 2008 and December 31, 2007, and the related consolidated statement of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the two year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and December 31, 2007, and the results of its operations and its cash flows for each of the years then ended in accordance with accounting principles generally accepted in the United States.
          The financial statements of the Company as at December 31, 2006 and for the year then ended were audited by other auditors whose report dated February 28, 2007 expressed an unqualified opinion on those financial statements.
Internal control over financial reporting
          We have also audited Mercer International Inc.’s internal control over financial reporting as at December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
          We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
          A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
          In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as at December 31, 2008 based on criteria established in Internal Control — Integrated Framework issued by the COSO.
/s/  PricewaterhouseCoopers LLP
Chartered Accountants
March 2, 2009 except as to Note 21 which is as of October 19, 2009
Vancouver, Canada

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
To the Board of Directors and Shareholders of
Mercer International Inc.
          We have audited the accompanying consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Mercer International Inc. and subsidiaries (the “Company”) for the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
          In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Mercer International Inc. and subsidiaries for the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
          As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006. In addition, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006.
          As discussed in Note 21 to the consolidated financial statements, the accompanying 2006 financial statements have been retrospectively adjusted for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, effective January 1, 2009.
/s/  Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, Canada
February 28, 2007, except as to Note 21 which is as of October 19, 2009

MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands of Euros, except per share data)

	December 31,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents (Note 2)	€42,452	€84,848
Cash, restricted (Note 2)	13,000	—
Receivables (Note 3)	100,158	89,890
Note receivable, current portion	642	5,896
Inventories (Note 4)	98,457	103,610
Prepaid expenses and other	4,192	6,015

Total current assets	258,901	290,259

Long-term assets
Cash, restricted (Note 2)	—	33,000
Property, plant and equipment (Note 5)	881,704	933,258
Investments	419	96
Deferred note issuance and other costs	4,011	5,303
Deferred income tax (Note 9)	3,036	6,299
Note receivable, less current portion	3,529	3,977

	892,699	981,933

Total assets	€1,151,600	€1,272,192

LIABILITIES
Current liabilities
Accounts payable and accrued expenses (Note 6)	€87,517	€87,000
Pension and other post-retirement benefit obligations, current portion (Note 8)	510	493
Debt, current portion (Note 7)	16,500	34,023

Total current liabilities	104,527	121,516

Long-term liabilities
Debt, less current portion (Note 7)	837,918	836,879
Unrealized interest rate derivative losses (Note 14)	47,112	21,885
Pension and other post-retirement benefit obligations (Note 8)	12,846	19,983
Capital leases and other (Note 15)	11,267	8,999
Deferred income tax (Note 9)	5,827	7,315

	914,970	895,061

Total liabilities	1,019,497	1,016,577

EQUITY
Shareholders’ equity
Share capital (Note 10)	202,844	202,844
Paid-in capital	299	134
Retained earnings (deficit)	(35,046)	37,419
Accumulated other comprehensive income	(1,872)	36,265

Total shareholders’ equity	166,225	276,662

Noncontrolling interest (deficit) (Note 21)	(34,122)	(21,047)

Total equity	132,103	255,615

Total liabilities and shareholders’ equity	€1,151,600	€1,272,192

Commitments and contingencies (Note 16)
Subsequent events (Note 19)
The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of Euros, except per share data)

	For the Years Ended December 31,
	2008	2007	2006
Revenues:
Pulp revenue	€689,320	€704,391	€623,977
Energy revenue	30,971	22,904	20,922

	720,291	727,295	644,899
Costs and expenses:
Operating costs	626,933	575,238	477,526
Operating depreciation and amortization	55,484	56,400	55,834

	37,874	95,657	111,539
Selling, general and administrative expenses	30,158	30,714	34,644
(Sale) purchase of emission allowances	(5,613)	(4,643)	(15,609)

Operating income from continuing operations	13,329	69,586	92,504

Other income (expense)
Interest expense	(65,756)	(71,400)	(91,931)
Investment income (loss)	(1,174)	4,453	6,090
Foreign exchange gain (loss) on debt	(4,234)	10,958	15,245
Realized gain (loss) on derivative instruments (Note 14)	—	6,820	(3,510)
Unrealized gain (loss) on derivative instruments (Note 14)	(25,228)	13,537	109,358

Total other income (expense)	(96,392)	(35,632)	35,252

Income (loss) from continuing operations before income taxes	(83,063)	33,954	127,756
Income tax benefit (provision) (Note 9)
Current	(501)	(2,170)	(584)
Deferred	(1,976)	(8,144)	(56,859)

Net income (loss) from continuing operations after income taxes	(85,540)	23,640	70,313
Net income (loss) from discontinued operations after income taxes	—	(210)	(6,032)

Net income (loss)	(85,540)	23,430	64,281
Less: net loss (income) attributable to noncontrolling interest	13,075	(1,251)	(1,071)

Net income (loss) attributable to common shareholders	€(72,465)	€22,179	€63,210

Net income (loss) per share attributable to common shareholders, basic (Note 12)
Continuing operations	€(2.00)	€0.62	€2.08
Discontinued operations	—	(0.01)	(0.18)

	€(2.00)	€0.61	€1.90

Net income (loss) per share attributable to common shareholders, diluted (Note 12)
Continuing operations	€(2.00)	€0.58	€1.72
Discontinued operations	—	—	(0.14)

	€(2.00)	€0.58	€1.58

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands of Euros)

	For the Years Ended December 31,
	2008	2007	2006
Net income (loss)	€(85,540)	€23,430	€64,281

Other comprehensive income (loss)
Foreign currency translation adjustment	(41,876)	29,214	(3,730)
FASB 158 pension income (expense)	4,079	(809)	—
Unrealized gains (losses) on securities arising during the year	(340)	95	171

Other comprehensive income (loss)	(38,137)	28,500	(3,559)

Total comprehensive income (loss)	(123,677)	51,930	60,722

Comprehensive loss (income) attributable to noncontrolling interest	13,075	(1,251)	(1,071)

Comprehensive income (loss) attributable to common shareholders	€(110,602)	€50,679	€59,651

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands of Euros)

							Accumulated Other
	Common Shares					Comprehensive Income (Loss)
			Amount			Foreign	Defined	Unrealized
			Paid in		Retained	Currency	Benefit	Gains
	Number	Par	Excess of	Paid-in	Earnings	Translation	Pension	(Losses) on		Shareholders’
	of Shares	Value	Par Value	Capital	(Deficit)	Adjustments	Plans	Securities	Total	Equity
Balance at December 31, 2005	33,169,140	€25,448	€156,138	€14	€(47,970)	€15,615	€(331)	€(171)	€15,113	€148,743
Shares issued on exercise of stock options	60,000	41	251	—	—	—	—	—	—	292
Shares issued on grants of restricted stock	45,000	32	297	—	—	—	—	—	—	329
Shares of restricted stock cancelled	(9,999)	(7)	(57)	—	—	—	—	—	—	(64)
Shares issued on repurchase of notes	2,201,035	1,447	12,052	—	—	—	—	—	—	13,499
Stock compensation expense	—	—	—	140	—	—	—	—	—	140
Adjustment to initially apply FASB Statement No. 158, net of tax	—	—	—	—	—	—	(3,789)	—	(3,789)	(3,789)
Net income	—	—	—	—	63,210	—	—	—	—	63,210
Other comprehensive income (loss)	—	—	—	—	—	(3,730)	—	171	(3,559)	(3,559)

Balance at December 31, 2006	35,465,176	€26,961	€168,681	€154	€15,240	€11,885	€(4,120)	€—	€7,765	€218,801
Shares issued on exercise of stock options	56,666	43	261	—	—	—	—	—	—	304
Shares issued on grants of restricted stock	21,000	15	145	—	—	—	—	—	—	160
Shares issued on repurchase of notes	742,185	557	6,181	—	—	—	—	—	—	6,738
Stock compensation expense	—	—	—	(20)	—	—	—	—	—	(20)
Net income	—	—	—	—	22,179	—	—	—	—	22,179
Other comprehensive income (loss)	—	—	—	—	—	29,214	(809)	95	28,500	28,500

Balance at December 31, 2007	36,285,027	€27,576	€175,268	€134	€37,419	€41,099	€(4,929)	€95	€36,265	€276,662
Shares issued on grants of restricted stock	21,000	—	—	61	—	—	—	—	—	61
Shares issued on grants of performance stock	116,460	—	—	29	—	—	—	—	—	29
Stock compensation expense	—	—	—	75	—	—	—	—	—	75
Net loss	—	—	—	—	(72,465)	—	—	—	—	(72,465)
Other comprehensive income (loss)	—	—	—	—	—	(41,876)	4,079	(340)	(38,137)	(38,137)

Balance at December 31, 2008	36,422,487	€27,576	€175,268	€299	€(35,046)	€(777)	€(850)	€(245)	€(1,872)	€166,225

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of Euros)

	For the Years Ended December 31,
	2008	2007	2006
Cash flows from (used in) operating activities
Net income (loss) attributable to common shareholders	€(72,465)	€22,179	€63,210
Adjustments to reconcile net income (loss) attributable to common shareholders to cash flows from operating activities
Unrealized (gain) loss on derivatives	25,228	(13,537)	(109,358)
Unrealized foreign exchange (gain) loss on debt	4,234	(10,958)	(15,245)
Operating depreciation and amortization	55,484	56,400	56,085
Non-operating amortization	278	258	269
Loss (gain) on sale of assets	(765)	179	5,957
Noncontrolling interest	(13,075)	1,251	1,071
Income from equity investee	—	—	(1,206)
Deferred income taxes	1,976	8,144	56,859
Stock compensation expense	264	243	541
Pension and other post-retirement expense	1,981	1,806	1,638
Pension and other post-retirement benefit funding	(2,739)	(2,021)	(1,941)
Inventory provisions	11,272	—	—
Other	(123)	2,048	1,438
Changes in current assets and liabilities
Receivables	(14,811)	(11,890)	(7,381)
Inventories	(13,331)	(38,703)	7,364
Accounts payable and accrued expenses	1,240	3,303	(9,305)
Other	3,486	447	(773)

Net cash from (used in) operating activities	(11,866)	19,149	49,223

Cash flows from (used in) investing activities
Cash, restricted	20,000	24,000	(25,388)
Purchase of property, plant and equipment(3)	(25,704)	(4,864)	(32,937)
Proceeds on sale of property, plant and equipment	2,000	881	1,765
Note receivable	5,708	4,954	(6,870)
Proceeds from available-for-sale securities	—	—	1,184

Net cash from (used in) investing activities	2,004	24,971	(62,246)

Cash flows from (used in) financing activities
Repayment of notes payable and debt	(34,023)	(26,719)	(87,911)
Repayment of capital lease obligations	(3,312)	(5,562)	(4,091)
Proceeds from investment grants	266	1,236	9,101
Issuance of common shares	—	305	556
Proceeds from borrowings of notes payable and debt	5,837	—	78,100
Proceeds from noncontrolling shareholders	—	—	5,463
Decrease in construction costs payable	—	—	(240)

Net cash from (used in) financing activities	(31,232)	(30,740)	978
Effect of exchange rate changes on cash and cash equivalents	(1,302)	1,664	(1,698)

Net increase (decrease) in cash and cash equivalents	(42,396)	15,044	(13,743)
Cash and cash equivalents, beginning of year (1)	84,848	69,804	83,547

Cash and cash equivalents, end of year (2)	€42,452	€84,848	€69,804

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	€60,652	€73,318	€84,382
Income taxes	1,100	452	1,304
Supplemental schedule of non-cash investing and financing activities:
Acquisition of production and other equipment under capital lease obligations	€5,318	€2,110	€3,301
Property, plant and equipment on acquisition of 7% interest in Stendal	—	—	8,067
Acquisition of notes receivable on sale of paper assets	—	—	11,321
Increase (decrease) in accounts payable relating to investing activities	2,627	—	—

(1)	Includes amounts related to discontinued operations of: 2008 — €nil, 2007 — €437, 2006 - €772

(2)	Includes amounts related to discontinued operations of: 2008 — €nil, 2007 — €nil, 2006 - €437

(3)	During 2007, purchases of property, plant, and equipment include amounts received and recorded as a reduction of property, plant and equipment (approximately €9,100) upon the settlement of the Stendal engineering, procurement and construction (EPC) contract.
The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies
Background
Mercer International Inc. (“Mercer Inc.” or the “Company”) is a Washington corporation and the Company’s shares of common stock are quoted and listed for trading on the NASDAQ Global Market and the Toronto Stock Exchange, respectively. The Company converted its corporate form from a Washington business trust to a corporation effective March 1, 2006 without effecting any changes to its business, management, accounting practices, assets or liabilities.
Mercer Inc. operates three pulp manufacturing facilities in Canada and Germany, and is the second largest producer of market northern bleached softwood kraft, or “NBSK”, pulp in the world.
In these consolidated financial statements, unless otherwise indicated, all amounts are expressed in Euros (“€”). The term “U.S. dollars” and the symbol “$” refer to United States dollars. The symbol “C$” refers to Canadian dollars.
Basis of Presentation
These consolidated financial statements contained herein include the accounts of the Company and its wholly-owned and majority-owned subsidiaries (collectively, the “Company”). All significant inter-company balances and transactions have been eliminated upon consolidation.
Use of Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant management judgement is required in determining the accounting for, among other things, the accounting for doubtful accounts and reserves, depreciation and amortization, future cash flows associated with impairment testing for long-lived assets, derivative financial instruments, environmental conservation and legal liabilities, asset retirement obligations, pensions and post-retirement benefit obligations, income taxes, contingencies, and inventory obsolescence and provisions. Actual results could differ from these estimates, and changes in these estimates are recorded when known.
Cash and Cash Equivalents
Cash and cash equivalents include cash held in bank accounts and highly liquid money market investments with original maturities of three months or less.
Investments
Trading securities, consisting of marketable securities, are classified as current investments and are reported at fair values with realized gains or losses and unrealized holding gains or losses included in the results of operations.
Investments in entities where the Company has equity investments in publicly traded companies in which it has less than 20% of the voting interest and in which it does not exercise significant influence are classified as available-for-sale securities. These securities are reported as long-term investments at fair values; based upon quoted market prices, with the unrealized gains or losses included in accumulated other comprehensive income as a separate component of shareholders’ equity, until realized. If a loss in value in available-for-sale securities is considered to be other than temporary, the loss is recognized in the determination of net income. The cost of all securities sold is based on the specific identification method to determine realized gains or losses.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies (continued)
Inventories
Inventories of pulp and logs and wood chips are valued at the lower of cost, using the weighted-average cost method, or net realizable value. Other materials and supplies are valued at the lower of cost and replacement cost. Cost includes labor, materials and production overhead and is determined by using the average cost method. Inventories include both roundwood (logs) and wood chips. These inventories are located both at the pulp mill and at various locations. In accordance with industry practice, physical inventory counts utilize standardized techniques to estimate quantities of roundwood and wood chip inventory volumes. These techniques historically have provided reasonable estimates of such inventories.
Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation of buildings and production equipment is based on the estimated useful lives of the assets and is computed using the straight-line method. Buildings are depreciated over 10 to 50 years and production and other equipment primarily over 25 years.
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset. As a result of current market conditions, the Company undertook a long-lived asset impairment review and concluded that no impairment losses were incurred in 2008.
The costs of major rebuilds, replacements and those expenditures that substantially increase the useful lives of existing property, plant, and equipment are capitalized, as well as interest costs associated with major capital projects until ready for their intended use. The cost of repairs and maintenance performed on manufacturing facilities, composed of labor, materials and other incremental costs, is charged to operations as incurred.
Leases which transfer to the Company substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the present value of the minimum lease payments. Capital leases are depreciated over the lease term. Operating lease payments are recognized as an expense in the Consolidated Statement of Operations on a straight line basis over the lease term.
The Company provides for asset retirement obligations when there are legislated or contractual bases for those obligations. Obligations are recorded as a liability at fair value, with a corresponding increase to property, plant, and equipment, and are amortized over the remaining useful life of the related assets. The liability is accreted using a risk free interest rate. As at December 31, 2008, the Company recorded €2,182 of asset retirement obligations.
The Company’s obligations for the proper removal and disposal of asbestos products from the Company’s mills meets the definition of a conditional asset retirement obligation as found in the Financial Accounting Standards Board Statement Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). Generally asbestos is found on steam and condensate piping systems as well as certain cladding on buildings and in building insulation throughout its older facilities. As a result of the longevity of the Company’s mills, due in part to the maintenance procedures and the fact that the Company does not have plans for major changes that require the removal of asbestos, the timing of the asbestos removal is indeterminate. As a result, the Company is currently unable to estimate the fair value of its asbestos removal and disposal obligation.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies (continued)
Government Grants
The Company records investment grants from federal and state governments when they are received. Grants related to assets are government grants whose primary condition is that the company qualifying for them should purchase, construct or otherwise acquire long-term assets. Secondary conditions may also be attached restricting the type or location of the assets and/or other conditions must be met. Grants related to assets, when received, are deducted from the asset costs. Grants related to income are government grants which are either unconditional or related to the Company’s normal business operations, and are reported as a reduction of related expenses when received.
Deferred Note Issuance Costs
Note issuance costs are deferred and amortized as a component of expenses over the term of the related debt instrument.
Pensions
The Company maintains a defined benefit pension plan for its salaried employees at its Celgar mill which is funded and non-contributory. The cost of the benefits earned by the salaried employees is determined using the projected benefit method pro rated on services. The pension expense reflects the current service cost, the interest on the unfunded liability and the amortization over the estimated average remaining service life of the employees of (i) the unfunded liability and (ii) experience gains or losses.
In accordance with the provisions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106 and 132R (“FAS 158”), the Company recognizes the net funded status of the plan.
Effective December 31, 2008, the defined benefit pension plan will be closed to new members and the defined benefit service accrual will cease. Members will begin to accrue benefits under a new defined contribution plan effective January 1, 2009. The contributions to the new plan will be charged against earnings, in the Consolidated Statement of Operations.
In addition, hourly-paid employees at the Celgar mill are covered by a multi-employer defined contribution pension plan for which contributions are charged against earnings in the Consolidated Statement of Operations.
Foreign Operations and Currency Translation
The Company translates foreign assets and liabilities of its subsidiaries, other than those denominated in Euros, at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the year. Transaction gains and losses related to net assets primarily located in Canada are recognized as unrealized foreign currency translation adjustments within comprehensive income (loss) in shareholders’ equity, until all of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity’s functional currency) are included in “Costs and expenses” in the Consolidated Statement of Operations, which amounted to €4,597, €(7,452) and €(1,059) for the years ended December 31, 2008, 2007 and 2006, respectively.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies (continued)
Revenue and Related Cost Recognition
The Company recognizes revenue from product sales, transportation and other when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, title of ownership and risk of loss have passed to the customer and collectability is reasonably assured. Sales are reported net of discounts and allowances.
Amounts charged to customers for shipping and handling are recognized as revenue. Shipping and handling costs incurred by the Company are included in “Operating costs”.
During 2008, the Company has increased its focus on the production and sale of surplus electricity. Accordingly, management no longer considers this activity to be a by-product and, commencing in 2008, the Company began reporting revenue from sales of surplus electricity as “Energy revenue” in the Consolidated Statement of Operations. In previous years, these revenues were being reported within “Operating costs”. Consequently, the presentation in the Consolidated Statement of Operations has been revised for the Company’s energy sales. Energy revenues are recognized as customers are invoiced at agreed upon rates and when collection is reasonably assured. These revenues include an estimate of the value of electricity consumed by customers in the year but billed subsequent to year end. Customer bills are based on meter readings that indicate electricity consumption. This activity does not meet the tests to be considered an operating segment, as defined in Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (“FAS 131”).
Environmental Conservation
Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and their fair value can be reasonably estimated. Any potential recoveries of such liabilities are recorded when there is an agreement with the reimbursing entity and recovery is assessed as likely to occur.
Stock-Based Compensation
The Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, (“FAS 123(R)”) on January 1, 2006. This statement requires the Company to recognize the cost of employee services received in exchange for the Company’s equity instruments. Under FAS 123(R), the Company is required to record compensation expense over an award’s vesting period based on the award’s fair value. The Company elected to adopt FAS 123(R) on a modified prospective basis; accordingly, the financial statements for periods prior to January 1, 2006 do not include compensation cost calculated under the fair value method. Stock based compensation expense has been recorded in “Selling, general, and administrative expenses” on the Consolidated Statement of Operations.
The fair value of performance stock awards is re-measured at each balance sheet date. The cumulative effect of the change in fair value is recognized in the period of the change as an adjustment to compensation cost. The Company estimates forfeitures of performance stock awards based on management’s expectations and recognizes compensation cost only for those awards expected to vest. Estimated forfeitures are adjusted to actual experience as needed.
The fair value of restricted stock awards are determined by multiplying the market price of a share of Mercer common shares on the grant date by the number of units.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies (continued)
Taxes on Income
Income taxes are reported under FAS No. 109, Accounting for Income Taxes (“FAS 109”), and accordingly, deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Valuation allowances are provided if, after considering available evidence, both positive and negative, it is more likely than not that some or all of the deferred tax assets will not be realized.
Derivative Financial Instruments
The Company enters into derivative financial instruments, including foreign currency forward contracts and swaps, electricity forward contracts, and interest rate swaps, caps and forward rate agreements, to limit exposures to changes in foreign currency exchange rates, energy prices, and interest rates. These derivative instruments are not designated as hedging instruments under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”) and, accordingly, any change in the marked-to-market fair value is recognized as either a gain or loss on derivative financial instruments in the Consolidated Statement of Operations.
Net Income (Loss) Per Share
Basic net income (loss) per share (“EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted income (loss) per share is calculated to give effect to all potentially dilutive common shares outstanding (computed under basic EPS) applying the “Treasury Stock” method. Outstanding stock options, restricted stock, awards such as restricted stock awards with performance conditions (known as “performance stock”), and convertible notes represent the only potentially dilutive effects on the Company’s weighted average shares. See Note 12-Net Income (Loss) Per Share.
Reclassifications
Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.
Recently Implemented Accounting Standards
Noncontrolling Interests
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 establishes accounting and reporting standards for entities that have equity investments that are not attributable directly to the parent, called noncontrolling interests or minority interests. Specifically, FAS 160 states where and how to report noncontrolling interests in the consolidated statements of financial position and operations, how to account for changes in noncontrolling interests and provides disclosure requirements. The provisions of FAS 160 are effective for the Company’s year beginning on or after December 15, 2008. The Company adopted FAS 160 on January 1, 2009, and as a result the Company retrospectively applied the presentation and disclosure requirements to its financial statements. See Note 21 – Noncontrolling Interest.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies (continued)
Fair Value Measurements
On January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”), which provides a consistent definition of fair value that focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over company-specific inputs, and expands disclosures regarding fair value measurements. It is applicable whenever another standard requires or permits assets or liabilities to be measured at fair value, but it does not expand the use of fair value to any new circumstances. FAS 157 is effective for financial assets and financial liabilities and for non-financial assets and non-financial liabilities that are remeasured at least annually for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The effect of the adoption of FAS 157 on January 1, 2008 was not material and no adjustment to accumulated deficit was required. Refer to Note 14 for more information. On February 12, 2008, the Financial Accounting Standards Board (“FASB”) Staff issued FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), which defers the effective date of FAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. FSP 157-2 defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, for items within the scope of FSP 157-2. The provisions of FAS 157 have not been applied to non-financial assets and liabilities, such as asset retirement obligations.
Determining the Fair Value of a Financial Asset when the market for that Asset is not active
In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active (“FSP 157-3”), which clarifies the application of FAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 was effective immediately upon issuance, including prior periods for which financial statements have not been issued. The application of FSP 157-3 had no impact on the Company’s financial statements or disclosures.
The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company adopted FAS 159 effective January 1, 2008, the impact of which was not material.
Accounting for Uncertainty in Income Taxes
On January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FAS 109, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. See Note 9-Income Taxes.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 1. The Company and Summary of Significant Accounting Policies (continued)
New Accounting Standards
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“FAS 141(R)”). FAS 141(R) establishes how an entity accounts for identifiable assets acquired, liabilities assumed, and any noncontrolling interests acquired, how to account for goodwill acquired and determines what disclosures are required as part of a business combination. FAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, early adoption is prohibited. The Company is currently evaluating FAS 141(R) to determine the impact it will have, if any, on any future acquisitions.
In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 requires enhanced disclosures about how and why companies use derivatives, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The provisions of FAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Consequently, FAS 161 will be effective for the Company’s quarter ended March 31, 2009. The Company is in the process of determining the impact, if any, the adoption of FAS 161 will have on its financial statement disclosures.
In April 2008, the FASB issued FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets (“FAS 142”). FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is reviewing FSP 142-3 and is unable to estimate the impact on its financial position, results of operations or cash flows.
In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, The Hierarchy of Generally Accepted Accounting Principles (“FAS 162”). FAS 162 defines the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. The provisions of FAS 162 are effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is in the process of determining the impact, if any, the adoption of FAS 162 will have on its financial statements and disclosures.
In May 2008, the FASB issued FASB Staff Position APB 14-1 Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Settlement) (“FSP 14-1”). FSP 14-1 states that convertible debt instruments that are within its scope are required to be separated into both a debt component and an equity component. In addition, any debt discount is to be accreted to interest expense over the expected life of the debt. The provisions of FSP 14-1 are effective for financial statements issued for fiscal years beginning after December 15, 2008, and implementation is generally required to be retrospective. Early adoption is not permitted. The Company is in the process of determining the impact, if any, the adoption of FSP 14-1 will have on its financial statements and disclosures.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 2. Cash, Cash Equivalents and Restricted Cash
Cash, cash equivalents and restricted cash includes restricted cash for debt service reserves as required under debt agreements (Note 7(a)). The Company maintains cash balances in foreign financial institutions in excess of insured limits.

	December 31,
	2008	2007
Cash and cash equivalents	€42,452	€84,848

Cash, restricted	€13,000	€33,000

Note 3. Receivables

	December 31,
	2008	2007
Sale of pulp (net of allowance of €614 and €626, respectively)	€85,120	€81,913
Value added tax	3,433	2,673
Other	11,605	5,304

	€100,158	€89,890

The Company reviews the collectability of receivables on a periodic basis. The Company maintains an allowance for doubtful accounts at an amount estimated to cover the potential losses on any uninsured receivables. Any amounts that are determined to be uncollectible and uninsured are offset against the allowance. The allowance is based on the Company’s evaluation of numerous factors, including the payment history and financial position of the debtors. The Company does not generally require collateral for any of its receivables.
Other relates to non-trade receivables that are individually not material.
Note 4. Inventories

	December 31,
	2008	2007
Raw materials	€38,225	€38,045
Finished goods	37,881	43,127
Work in process and other	22,351	22,438

	€98,457	€103,610

As at December 31, 2008, the Company recorded provisions totaling approximately €4,200 (2006 and 2007 – nil) against finished goods inventories. In addition, the Company recorded provisions totaling approximately €7,100 (2007 and 2006 – nil) against raw material inventories. The provisions were primarily the result of the decline in the US dollar price of NBSK pulp. The provisions against finished goods and raw material inventories are included in “Operating costs”.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 5. Property, Plant and Equipment

	December 31,
	2008	2007
Land	€24,661	€24,538
Buildings	125,046	125,369
Production equipment and other	1,061,991	1,070,202

	1,211,698	1,220,109
Less: Accumulated depreciation	(329,994)	(286,851)

	€881,704	€933,258

Included in production equipment and other is equipment under capital leases which had gross amounts of €17,682 and €17,765, and accumulated depreciation of €6,837 and €9,005, respectively, as at December 31, 2008 and 2007. During the years 2008, 2007 and 2006, production equipment and other totaling €5,318, €3,286 and €3,301, respectively, was acquired under capital lease obligations.
Certain of the assets at the Celgar mill are subject to a lien registered for the benefit of a government revenue agency. The lien was registered pursuant to a property transfer tax dispute that is currently before the courts. See Note 16-Commitments and Contingencies.
Note 6. Accounts Payable and Accrued Expenses

	December 31,
	2008	2007
Trade payables	€31,140	€37,245
Accounts payable and other	4,559	3,097
Accrued expenses	31,181	25,752
Accrued interest	17,202	17,437
Capital leases, current portion	3,435	3,469

	€87,517	€87,000

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 7. Debt
Certain of the Company’s debt agreements were issued under an indenture which, among other things, restricts its ability and the ability of its restricted subsidiaries to make certain payments. These limitations are subject to other important qualifications and exceptions. As at December 31, 2008, the Company was in compliance with the terms of the indenture.
Debt consists of the following:

	December 31,
	2008	2007
Note payable to bank, included in a total credit facility of €827,950 to finance the construction related to the Stendal pulp mill (a)	€531,073	€565,096
Senior notes due February 2013, interest at 9.25% accrued and payable semi-annually, unsecured (b) (Note 11)	222,718	212,285
Subordinated convertible notes due October 2010, interest at 8.5% accrued and payable semi-annually (c) (Note 11)	48,319	46,056
Credit agreement with a syndicate of banks with respect to a revolving credit facility of C$40 million (d)	18,186	15,248
Loan payable to the noncontrolling shareholder of the Stendal pulp mill (e) (Note 21)	34,122	32,217
Credit agreement with bank with respect to a revolving credit facility of €40 million (f)	—	—

	854,418	870,902
Less: current portion	(16,500)	(34,023)

Debt, less current portion	€837,918	€836,879

The Company made scheduled principal repayments under these facilities of €34,023 in 2008, and expects the principle repayments to be €16,500 in 2009 pursuant to an amendment to the Stendal credit facility as noted in Note 19 – Subsequent Events. As of December 31, 2008, the principal maturities of debt are as follows:

Matures	Amount
2009	€16,500
2010	80,421
2011	23,167
2012	24,583
2013	262,718
Thereafter	447,029

€854,418

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 7. Debt (continued)
(a)	Note payable to bank, included in a total credit facility of €827,950 to finance the construction related to the Stendal pulp mill, interest at rates varying from Euribor plus 0.90% to Euribor plus 1.85% (rates on amounts of borrowing at December 31, 2008 range from 6.19% to 6.42%), principal due in required installments beginning September 30, 2006 until September 30, 2017, collateralized by the assets of the Stendal pulp mill, and at December 31, 2008, restricted cash amounting to €13,000, with 48% and 32% guaranteed by the Federal Republic of Germany and the State of Saxony-Anhalt, respectively, of up to €516,073 of outstanding principal balance, subject to a debt service reserve account required to pay amounts due in the following twelve months under the terms of credit facility; payment of dividends is only permitted if certain cash flow requirements are met. See Note 19 Subsequent Events.

(b)	In February 2005, the Company issued $310 million of senior notes due February 2013, interest at 9.25% accrued and payable semi-annually, unsecured. On or after February 15, 2009, the Company may redeem all or a part of the notes at redemption prices (expressed as a percentage of principal amount) equal to 104.63% for the twelve month period beginning on February 15, 2009, 102.31% for the twelve month period beginning on February 15, 2010, and 100.00% beginning on February 15, 2011 and at any time thereafter, plus accrued and unpaid interest.

(c)	As at December 31, 2008, the subordinated convertible notes had approximately $67.3 million of principal outstanding. The subordinated convertible notes are due October 2010, bear interest at 8.5% accrued and payable semi-annually, are convertible at any time by the holder into common shares of the Company at $7.75 per share and are unsecured. The Company may redeem for cash all or a portion of these notes at any time on or after October 15, 2008 at 100% of the principal amount of the notes plus accrued and unpaid interest up to the redemption date. The holders of the convertible notes will have the option to require the Company to purchase for cash all or a portion of the notes not previously redeemed upon a specified change of control at a price equal to 100% of the principal.

(d)	Credit agreement with respect to a revolving credit facility of C$40 million, on a three year term. Borrowings under the credit agreement are secured by pulp mill inventory and receivables. Canadian dollar denominated amounts bear interest at bankers acceptance plus 2.25% or Canadian prime plus 0.50%. U.S. dollar denominated amounts bear interest at LIBOR plus 2.25% or U.S. base plus 0.50%. As at December 31, 2008, this facility was drawn by C$31 million and was accruing interest at a rate of approximately 3.90%. The credit agreement matures May 19, 2009, but is subject to a one-year extension at the Company’s request. On January 23, 2009, the Company was granted a one-year extension pursuant to the terms of the credit agreement. The extension carries the same general terms and matures May 19, 2010.

(e)	Loan payable to the noncontrolling shareholder of Stendal pulp mill bears interest at 7%, and is payable semi-annually beginning March 2007. The loan payable is unsecured, subordinated to all liabilities of the Stendal pulp mill, and is due in 2017. The balance includes principal and accrued interest.

(f)	Credit agreement with respect to a revolving credit facility of €40,000. Borrowings under the credit agreement are secured by pulp mill inventory and receivables. Borrowings under the credit agreement bear interest at Euribor plus 1.55%. As at December 31, 2008, this facility was undrawn.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 8. Pension and Other Post-Retirement Benefit Obligations
Included in pension and other post-retirement benefit obligations are amounts related to the Company’s Celgar and German pulp mills.
The largest component of this obligation is with respect to the Celgar mill which maintains defined benefit pension plans and post-retirement benefits plans for certain employees (“Celgar Plans”). Pension benefits are based on employee’s earnings and years of service. The Celgar Plans are funded by contributions from the Company based on actuarial estimates and statutory requirements.
Effective December 31, 2008, the defined benefit plan will be closed to new members. In addition, the defined benefit service accrual will cease on December 31, 2008, and members will begin to accrue benefits under a new defined contribution plan effective January 1, 2009.
Information about the Celgar Plans, in aggregate for the year ended December 31, 2008 is as follows:

	2008
		Other
		Post-Retirement
		Benefit
	Pension	Obligations	Total
Change in benefit obligation
Benefit obligation, December 31, 2007	€27,832	€16,137	€43,969
Service cost	789	501	1,290
Interest cost	1,356	800	2,156
Benefit payments	(1,417)	(381)	(1,798)
Past service cost (credit)	973	(1,152)	(179)
Actuarial (gains) losses	(5,557)	(3,442)	(8,999)
Foreign currency exchange rate changes	(3,948)	(2,166)	(6,114)

Benefit obligation, December 31, 2008	20,028	10,297	30,325

Reconciliation of fair value of plan assets
Fair value of plan assets, December 31, 2007	23,903	—	23,903
Actual returns	(4,084)	—	(4,084)
Contributions	2,077	381	2,458
Benefit payments	(1,417)	(381)	(1,798)
Foreign currency exchange rate changes	(3,381)	—	(3,381)

Fair value of plan assets, December 31, 2008	17,098	—	17,098

Funded status, December 31, 2008	€(2,930)	€(10,297)	€(13,227	)(1)

Components of the net benefit cost recognized
Service cost	€789	€501	€1,290
Interest cost	1,356	800	2,156
Expected return on plan assets	(1,542)	—	(1,542)
Amortization of recognized items	(6)	83	77

Net benefit costs	€597	€1,384	€1,981

(1)	The total of €13,356 on the consolidated balance sheets also includes the pension liabilities of €129 relating to employees at the Company’s German operations.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 8. Pension and Other Post-Retirement Benefit Obligations (continued)
Information about the Celgar Plans, in aggregate for the year ended December 31, 2007 is as follows:

	2007
		Other
		Post-Retirement
		Benefit
	Pension	Obligations	Total
Change in benefit obligation
Benefit obligation, December 31, 2006	€25,990	€13,867	€39,857
Service cost	840	473	1,313
Interest cost	1,363	741	2,104
Benefit payments	(1,593)	(323)	(1,916)
Actuarial (gains) losses	(481)	442	(39)
Foreign currency exchange rate changes	1,713	937	2,650

Benefit obligation, December 31, 2007	27,832	16,137	43,969

Reconciliation of fair value of plan assets
Fair value of plan assets, December 31, 2006	21,993	—	21,993
Actual returns	351	—	351
Contributions	1,698	323	2,021
Benefit payments	(1,593)	(323)	(1,916)
Foreign currency exchange rate changes	1,454	—	1,454

Fair value of plan assets, December 31, 2007	23,903	—	23,903

Funded status, December 31, 2007	€(3,929)	€(16,137)	€(20,066	)(1)

Components of the net benefit cost recognized
Service cost	€840	€473	€1,313
Interest cost	1,363	741	2,104
Expected return on plan assets	(1,673)	—	(1,673)
Amortization of recognized items	—	62	62

Net benefit costs	€530	€1,276	€1,806

(1)	The total of €20,476 on the consolidated balance sheets also includes the pension liabilities of €410 relating to employees at the Company’s German operations.
The Company anticipates that it will make contributions to the pension plan of approximately €841 in 2009. Estimated future benefit payments under the Celgar Plans are as follows:

Amount
2009	€1,765
2010	1,871
2011	1,963
2012	2,073
2013	2,197
2014 – 2018	13,108

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 8. Pension and Other Post-Retirement Benefit Obligations (continued)
During the year ended December 31, 2008, the Company recognized €4,079 in other comprehensive income (2007 – loss of €809, 2006 – loss of €3,789). As at December 31, 2008, the pension related accumulated other comprehensive income balance of €850 (2007 – €4,929) is a result of net actuarial losses. The Celgar Plans do not have any net transition asset or obligation recognized as a reclassification adjustment of other comprehensive income. The amount included in other comprehensive income which is expected to be recognized in 2009 is approximately €89 of net actuarial gains. There are no plan assets that are expected to be returned to the Company in 2008.
Investment Objective:
The investment objective for the Celgar Plans is to sufficiently diversify invested plan assets to maintain a reasonable level of risk without imprudently sacrificing the return on the invested funds. To achieve this objective, asset allocation targets have been established by asset class as summarized below. Reviews of the investment objectives, key assumptions and the independent investment management are performed periodically.
Summary of key assumptions:

	December 31,
	2008	2007
Benefit obligations
Discount rate	7.25%	5.25%
Rate of compensation increase	2.75%	3.00%
Net benefit cost for year ended
Discount rate	5.25%	5.00%
Rate of compensation increase	3.00%	3.00%
Expected rate of return on plan assets	7.00%	7.25%
Assumed health care cost trend rate at
Initial health care cost trend rate	12.00%	12.00%
Annual rate of decline in trend rate	1.00%	1.00%
Ultimate health care cost trend rate	4.50%	5.00%
Medical services plan premiums trend rate	2.50%	2.50%
The expected rate of return on plan assets is a management estimate based on, among other factors, historical long-term returns, expected asset mix and active management premium.
A one-percentage point change in assumed health care cost trend rate would have the following effect on the post-retirement benefit obligations:

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 8. Pension and Other Post-Retirement Benefit Obligations (continued)

	December 31, 2008		December 31, 2007
	1% increase	1% decrease	1% increase	1% decrease
Effect on total service and interest rate components	€ 235	€(178)	€ 212	€(160)
Effect on post-retirement benefit obligation	€ 1,598	€(1,251)	€ 2,252	€(1,762)
Asset allocation of funded plans:

	Target	2008	2007
Equity securities	50-70%	61%	59%
Debt securities	30-45%	36%	34%
Cash and cash equivalents	0-10%	3%	7%

		100%	100%

Note 9. Income Taxes
The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized no adjustment in the liability for unrecognized tax benefits.
As at the adoption date of January 1, 2007, the Company had approximately €18,600 of total gross unrecognized tax benefits, at December 31, 2008, that balance is €3,400, substantially all of which would affect the Company’s effective tax rate if recognized. Currently, the Company does not believe that any of its unrecognized tax benefits will change significantly in the next fiscal year. However, this belief could change as tax years are examined by taxing authorities, the timing of those examinations, if any, are uncertain at this time. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
Balance at January 1	€4,000	€4,400
Additions – current year tax positions	—	200
Reductions – prior year tax positions	(3,200)	(300)
Lapse of statute of limitations	—	(300)
Settlements	—	—

Balance at December 31	€800	€4,000

The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. During the year ended December 31, 2008, the Company recognized approximately €200 in penalties and interest. The Company had €200 for the payment of interest and penalties accrued at December 31, 2008.
The Company and/or one or more of its subsidiaries files income tax returns in the United States, Germany and Canada. The Company is generally not subject to U.S., German or Canadian income tax examinations for tax years before 2004, 2005 and 2004, respectively.
The provision for current income taxes consists entirely of non-U.S. taxes for the years ended December 31, 2008, 2007 and 2006, respectively.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 9. Income Taxes (continued)
Differences between the U.S. Federal Statutory and the Company’s effective rates are as follows:

	Year Ended December 31,
	2008	2007	2006
U.S. Federal statutory rates	34%	34%	34%

U.S. Federal statutory rates on (income) loss from continuing operations before income tax and noncontrolling interest	€28,241	€(11,544)	€(43,437)
Tax differential on foreign income (loss)	(2,966)	2,902	(4,070)
Effect of foreign earnings	(17,800)	—	—
Valuation allowance	(5,530)	15,021	(16,145)
Other	(4,422)	(16,693)	6,209

	€(2,477)	€(10,314)	€(57,443)

Comprised of:
Current	€(501)	€(2,170)	€(584)
Deferred	(1,976)	(8,144)	(56,859)

	€(2,477)	€(10,314)	€(57,443)

Deferred income tax assets and liabilities are composed of the following:

	December 31,
	2008	2007
German tax loss carryforwards	€67,930	€50,725
U.S. tax loss carryforwards	5,909	19,934
Canadian tax loss carryforwards	4,924	2,497
Basis difference between income tax and financial reporting with respect to operating pulp mills	(17,118)	(6,354)
Derivative financial instruments	13,227	6,144
Long-term debt	(1,726)	(2,736)
Payables and accrued expenses	(780)	148
Reserve for deferred pension liability	2,079	18
Capital leases	531	652
Other	956	1,149

	75,932	72,177

Valuation allowance	(78,723)	(73,193)

Net deferred tax (liability) asset	€(2,791)	€(1,016)

Comprised of:
Deferred income tax asset	€3,036	€6,299
Deferred income tax liability	(5,827)	(7,315)

	€(2,791)	€(1,016)

The Company is subject to income tax audits on a continuing basis which may result in changes to the amounts in the above table. Due to this and other uncertainties regarding future amounts of taxable income in Germany, Canada and the United States, the Company has provided a valuation allowance for the majority of its deferred tax assets relating to tax losses carried forward for income tax purposes.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 9. Income Taxes (continued)
The Company’s German tax loss carryforward amount includes corporate and trade tax losses totaling approximately €405,900 at December 31, 2008. The Company’s U.S. loss carryforwards amount is approximately €52,800 at December 31, 2008, which will expire in the tax years ending 2011 through 2028, if not used. The Company’s Canadian tax loss carryforward amount is approximately €16,400 at December 31, 2008 which will begin to expire in the tax year ending 2026, if not used. Management is generally unable to conclude that these losses are more likely than not to be utilized, under current circumstances, and accordingly has fully reserved any resulting potential tax benefit that is not expected to be realized in 2009 or 2010.
Income (loss) from foreign source continuing operations amounted to €(42,788), €(4,030) and €115,305 for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts are intended to be indefinitely reinvested in operations.
Note 10. Shareholders’ Equity
In December 2006, the Company purchased and cancelled an aggregate of approximately $15.25 million principal amount of the Company’s subordinated convertible notes in exchange for 2,201,035 common shares of the Company.
In March 2007, the Company converted a note payable to a third party to 742,185 common shares. The conversion was based on the 20-trading day average closing price of the Company’s common shares at March 30, 2007.
Common shares
The Company has authorized 200,000,000 common shares (2007 – 200,000,000) with a par value of $1 per share. As at December 31, 2008, the Company had 36,422,487 (2007 – 36,285,027) common shares issued and outstanding.
Preferred shares
The Company has authorized 50,000,000 preferred shares (2007 – 50,000,000) with U.S. $1 par value issuable in series, of which 2,000,000 shares have been designated as Series A. The preferred shares may be issued in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Company’s articles of incorporation to determine the voting, dividend, redemption and liquidation preferences pertaining to each such series. As at December 31, 2008, no preferred shares had been issued by the Company.
Note 11. Stock-Based Compensation
The Company had a non-qualified stock option plan which provided for options to be granted to officers and employees to acquire a maximum of 3,600,000 common shares including options for 130,000 shares to directors who are not officers or employees. This plan expired in 2008 but unexercised options that were previously granted under this plan remain outstanding. The Company also has a stock incentive plan which provides for options, stock appreciation rights and restricted stock to be awarded to employees and outside directors to a maximum of 1,000,000 common shares. During 2008, the Company implemented a new form of stock-based compensation called performance stock under its existing stock incentive plan.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 11. Stock-Based Compensation (continued)
Performance Stock
Grants of performance stock comprise rights to receive stock at a future date that are contingent on the Company and the grantee achieving certain performance objectives. During the year ended December 31, 2008, potential stock based performance awards totaled 570,614 shares, which cliff vest on December 31, 2010. Expense recognized for the year was €96 (2007 — nil).
The fair value of performance stock is determined based upon the number of shares granted and the quoted price of the Company’s stock. Performance stock generally cliff vest three years from the grant date. As at December 31, 2008, no performance stock had vested. There were no performance stock awards cancelled during the year.
As at December 31, 2008, the total remaining unrecognized compensation cost associated with the performance stock totaled approximately €340 which will be amortized over their remaining vesting period.
Restricted Stock
The fair value of restricted stock is determined based upon the number of shares granted and the quoted price of the Company’s stock on the date of grant. Restricted stock generally vests over two years. Expense is recognized on a straight-line basis over the vesting period. Expense recognized for the years ended December 31, 2008, 2007 and 2006 was €168, €312 and €401, respectively.
As at December 31, 2008, the total remaining unrecognized compensation cost related to restricted stock amounted to €45, which will be amortized over their remaining vesting period.
During the year ended December 31, 2008, there were restricted stock awards of 21,000 shares (2007 - 21,000; 2006 - 45,000) granted to independent directors and officers of the Company and no restricted stock was cancelled during the year (2007 - nil; 2006 - 9,999).
As at December 31, 2008, the total number of restricted stock outstanding was 232,685 (2007 - 211,685; 2006 - 190,686), of which 21,000 had not vested.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 11. Stock-Based Compensation (continued)
Stock Options
The following table summarizes the status of the Company’s stock options during 2008, 2007 and 2006:

	Number	Weighted Average
	of Options	Exercise Price
		(In U.S. Dollars)
Outstanding at December 31, 2005	1,185,000	$6.71
Exercised	(60,000)	6.38

Outstanding at December 31, 2006	1,125,000	6.69

Exercised	(56,666)	7.10
Cancelled	(5,000)	7.92
Expired	(135,000)	8.50

Outstanding at December 31, 2007 and 2008	928,334	$6.44

Following is a summary of the status of options outstanding at December 31, 2008:

Outstanding Options				Exercisable Options
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Exercise Price Range	Number	Contractual Life	Exercise Price	Number	Exercise Price
(In U.S. Dollars)		(Years)			(In U.S. Dollars)
$5.65 - $6.375	830,000	1.50	$6.29	830,000	$6.29
7.30	30,000	6.50	7.30	30,000	7.30
7.92	68,334	6.75	7.92	68,334	7.92
During the year ended December 31, 2008, no options were granted, exercised, cancelled, or expired. The aggregate intrinsic value of options outstanding and currently exercisable as at December 31, 2008 is $nil per option.
During the year ended December 31, 2007, 30,000 options were exercised at an exercise price of $6.375 and 26,666 options were exercised at an exercise price of $7.92 for cash proceeds of $402,445. 5,000 options were cancelled during the period, and 135,000 options expired during the period. The average intrinsic value of the options exercised was $4.58 per option. The aggregate intrinsic value of options outstanding and exercisable as at December 31, 2007 was $1.39 per option.
The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. There were no options granted in either 2008 or 2007. The assumptions used in calculating fair value as at December 31, 2006 were as follows:

2006
Risk-free interest rate	4.1%
Expected life of the options	0.5 years
Expected volatility(1)	34.1%
Expected dividend yield	0.0%
Weighted average fair value per option granted (in U.S. dollars)	$2.94

(1)	The expected volatility was based on the Company’s three year historical stock prices.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 11. Stock-Based Compensation (continued)
Stock compensation expense recognized for the year ended December 31, 2008 was €nil (2007 — €65). As at December 31, 2008, all stock options had fully vested.
Note 12. Net Income (Loss) Per Share Attributable to Common Shareholders

	Year Ended December 31,
	2008	2007	2006
Net income (loss) from continuing operations attributable to common shareholders – basic	€(72,465)	€22,389	€69,242
Interest on convertible notes, net of tax	—	3,930	4,912

Net income (loss) from continuing operations attributable to common shareholders – diluted	€(72,465)	€26,319	€74,154

Net income (loss) per share from continuing operations attributable to common shareholders:
Basic	€(2.00)	€0.62	€2.08

Diluted	€(2.00)	€0.58	€1.72

Net income (loss) from continuing operations attributable to common shareholders	€(72,465)	€22,389	€69,242
Net loss from discontinued operations attributable to common shareholders	—	(210)	(6,032)

Net income (loss) attributable to common shareholders – basic	(72,465)	22,179	63,210
Interest on convertible notes, net of tax	—	3,930	4,912

Net income (loss) attributable to common shareholders – diluted	€(72,465)	€26,109	€68,122

Net income (loss) per share attributable to common shareholders:
Basic	€(2.00)	€0.61	€1.90

Diluted	€(2.00)	€0.58	€1.58

Weighted average number of common shares outstanding:
Basic(1)	36,285,027	36,080,931	33,336,348
Effect of dilutive shares:
Stock options and awards	2,394	362,774	319,793
Convertible notes	—	8,859,036	9,428,022

Diluted	36,287,421	45,302,741	43,084,163

(1)	The basic weighted average number of shares excludes performance and restricted stock which have been issued, but have not vested as at December 31, 2008.
The calculation of diluted income (loss) per share attributable to common shareholders does not assume the exercise of stock options and awards or the conversion of convertible notes that would have an anti-dilutive effect on earnings per share. Stock options and awards excluded from the calculation of diluted income (loss) per share attributable to common shareholders because they are anti-dilutive represented 928,334, nil and nil for the years ended December 31, 2008, 2007 and 2006, respectively. Convertible notes excluded from the calculation of diluted income (loss) per share attributable to common shareholders because they are anti-dilutive represented 8,678,065, nil and nil for the years ended December 31, 2008, 2007 and 2006, respectively. Performance and restricted stock excluded from the calculation of diluted income per share attributable to common shareholders because they are anti-dilutive represented 393,642 shares (2007 — nil).

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 13. Business Segment Information
The Company has three operating segments, the individual pulp mills, that are aggregated into one reportable business segment, market pulp. Accordingly, the results presented are those of the one reportable business segment.
The pulp business is cyclical in nature and its market is affected by fluctuations in supply and demand in each cycle. These fluctuations have significant effect on the cost of materials and the eventual sales prices of products.
The following table presents net sales from continuing operations to external customers by geographic area based on location of the customer.

	2008	2007	2006
Germany	€198,340	€198,575	€154,388
China	131,412	159,553	141,296
Italy	56,487	50,177	60,057
Other European Union countries(1)	133,621	136,434	117,016
Other Asia	65,192	58,242	75,522
North America	78,718	66,229	39,761
Other countries	17,146	26,639	28,586

	680,916	695,849	616,626
Energy revenues	30,971	22,904	20,922
Third party transportation revenues	8,404	8,542	7,351

	€720,291	€727,295	€644,899

(1)	Not including Germany or Italy; includes new entrant countries to the European Union from their time of admission.
The following table presents total long-lived assets from continuing operations by geographic area based on location of the asset.

	2008	2007
Germany	€732,766	€776,839
Canada	161,850	189,277
Other	4,036	4,215

	€898,652	€970,331

In 2008, pulp sales to the Company’s largest customer amounted to 9% (2007 - 7%; 2006 - 9%) of total pulp sales.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 14. Financial Instruments
The fair value of financial instruments at December 31 is summarized as follows:

	2008		2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Cash and cash equivalents	€42,452	€42,452	€84,848	€84,848
Cash, restricted	13,000	13,000	33,000	33,000
Receivables	100,158	100,158	89,890	89,890
Notes receivable	4,171	4,171	9,873	9,873
Accounts payable and accrued expenses	87,517	87,517	87,000	87,000
Debt	854,418	704,901	870,902	845,026
Interest rate derivative contracts – liability	47,112	47,112	21,885	21,885
Cash and Debt Instruments
Many of the Company’s transactions are denominated in foreign currencies, primarily the U.S. dollar. As a result of these transactions the Company and its subsidiaries has financial risk that the value of the Company’s financial instruments will vary due to fluctuations in foreign exchange rates.
The carrying value of cash and cash equivalents and accounts payable and accrued expenses approximates the fair value due to the immediate or short-term maturity of these financial instruments. The carrying value of receivables approximates the fair value due to their short-term nature and historical collectability. The fair value of notes receivable was estimated using discounted cash flows at prevailing market rates. The fair value of debt reflects recent market transactions. The fair value of the interest rate derivatives is obtained from dealer quotes, based on current interest rates. These values represent the estimated amount the Company would receive or pay to terminate agreements taking into consideration current interest rates and the creditworthiness of the counterparties.
The Company uses interest rate derivatives to fix the rate of interest on indebtedness under the Stendal loan facilities and sometimes uses foreign exchange derivatives to convert some costs (including currency swaps relating to long-term indebtedness) from Euros to U.S. dollars. As at December 31, 2008, there were only interest rate derivative instruments in place and there were no foreign exchange derivatives outstanding. The interest rate derivative contracts are with the same banks which hold the debt and the Company does not anticipate non-performance by the banks.

	2008	2007	2006
Realized net gain on foreign exchange derivatives	€—	€6,820	€(3,510)

Unrealized net gain (loss) on interest rate derivatives	€(25,228)	€19,470	€37,292
Unrealized net gain (loss) on foreign exchange derivatives	—	(5,933)	72,066

Unrealized net gain (loss) on derivative financial instruments	€(25,228)	€13,537	€109,358

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 14. Financial Instruments (continued)
Energy Derivatives
The Company is also subject to price risk for electricity used in its manufacturing operations. During the year, the Company entered into fixed electricity forward sales contracts in connection with the Stendal and Rosenthal mills electricity generation. The Company realized gains of approximately €4,500 (2007 – nil). The Company entered into the electricity forward sales contracts because it saw an opportunity to sell forward at opportunistic rates. Although the Company does not currently have plans to enter into similar transactions, should similar situations present themselves, the Company may enter into similar electricity derivative contracts. As at December 31, 2008, the Company had no outstanding electricity derivative contracts. Gains from energy derivatives are included within “Operating costs” in the Consolidated Statement of Operations.
Interest Rate Derivatives
During 2004, the Company entered into certain variable-to-fixed interest rate swaps in connection with the Stendal mill with respect to an aggregate maximum amount of approximately €612,600 of the principal amount of the indebtedness under the Stendal loan facility. Currently, the aggregate notional amount of these contracts is €523,100 at a fixed interest rate of 5.28% and they mature October 2017 (matching the maturity of the Stendal loan facility). The Company recognized an unrealized loss of €25,228, an unrealized gain of €19,470 and an unrealized gain of €37,292 with respect to these interest rate swaps for the years ended December 31, 2008, 2007 and 2006, respectively.
Foreign Exchange Derivatives
The Company did not enter into foreign exchange derivatives in 2008. During 2007, the Company had entered into certain currency swaps with an initial aggregate notional amount of €556,600 and recognized a gain of €6,820. During 2006, the Company entered into and subsequently settled certain currency forward contracts with an initial aggregate notional amount of €nil and recognized a loss of €3,510.
Credit Risk
Concentrations of credit risk on the sale of pulp products are with customers and agents based in Germany, China, Italy and the United States.
FAS 157 – Fair Value Measurements
The Company adopted FAS 157 effective January 1, 2008. The adoption of FAS 157 resulted in no impact on the Company’s consolidated financial position or results from operations.
The fair value methodologies and, as a result, the fair value of the Company’s investments and derivative instruments are determined based on the fair value hierarchy provided in FAS 157. The fair value hierarchy per FAS 157 is as follows:
Level 1 — Valuations based on quoted prices in active markets for identical assets and liabilities.
Level 2 — Valuations based on observable inputs in active markets for similar assets and liabilities, other than Level 1 prices, such as quoted interest or currency exchange rates.
Level 3 — Valuations based on significant unobservable inputs that are supported by little or no market activity, such as discounted cash flow methodologies based on internal cash flow forecasts.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 14. Financial Instruments (continued)
The Company classified its investments within Level 1 of the valuation hierarchy where quoted prices are available in an active market. The Company also holds highly liquid investments within restricted cash, which are marked to market at the end of each period. Level 1 investments include exchange-traded equities.
The Company’s derivatives are classified within Level 2 of the valuation hierarchy, as they are traded on the over-the-counter market and are valued using internal models that use, as their basis, readily observable market inputs, such as forward interest rates.
The valuation techniques used by Mercer are based upon observable inputs. Observable inputs reflect market data obtained from independent sources. In addition, the Company considered the risk of non-performance of the obligor, which in some cases reflects the Company’s own credit risk, in determining the fair value of the derivative instruments. The counterparty to the Stendal interest rate swap derivative is a multi-national financial institution. The fair value of the interest rate swaps represents the Company’s exposure on the derivative contracts.
The following table presents a summary of the Company’s outstanding financial instruments and their estimated fair values under the hierarchy defined in FAS 157:
Fair value measurements at December 31, 2008 using:

	Quoted
	prices in
	active	Significant
	markets for	other	Significant
	identical	observable	unobservable
	assets	inputs	inputs
Description	(Level 1)	(Level 2)	(Level 3)	Total
Assets
Investments held in restricted cash (a)	€6,622	€—	€—	€6,622
Investments (a)	419	—	—	419

Total assets	€7,041	€—	€—	€7,041

Liabilities
Derivatives (b)
- Interest rate swaps	—	47,112	—	47,112

Total liabilities	€—	€47,112	€—	€47,112

(a)	Based on observable market data.

(b)	Based on observable inputs for the liability (interest rates and yield curves observable at specific intervals).
Note 15. Lease Commitments
Minimum lease payments, primarily for various vehicles, and plant and equipment under capital and non-cancellable operating leases and the present value of net minimum payments at December 31, 2008 were as follows:

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 15. Lease Commitments (continued)

	Capital	Operating
	Leases	Leases
2009	€3,419	€2,276
2010	2,740	2,005
2011	2,994	1,398
2012	1,356	953
2013	191	5
Thereafter	1,537	—

Total	€12,237	€6,637

Less imputed interest	(1,642)

Total present value of minimum capitalized payments	10,595
Less current portion of capital lease obligations	(3,435)

Long-term capital lease obligations	€7,160

Rent expense under operating leases was €2,137, €1,908 and €1,453 for 2008, 2007 and 2006, respectively. The current portion of the capital lease obligations is included in accounts payable and accrued expenses and the long-term portion is included in capital leases and other in the Consolidated Balance Sheets.
Note 16. Commitments and Contingencies
At December 31, 2008, the Company recorded a liability for environmental conservation expenditures of approximately €2,739. Management believes the liability amount recorded is sufficient.
The Company is required to pay certain fees based on water consumption levels at its German mills. Unpaid fees can be reduced by the mills’ demonstration of reduced environmental emissions. To the extent that the Company has not agreed with regulatory authorities for fee reductions, a liability for these water charges has been recognized.
The Company maintains industrial land fills on its premises for the disposal of waste, primarily from the mill’s pulp processing activities. The mills have obligations under their land fill permits to decommission these disposal facilities pursuant to the requirements of its local regulations. The balance of the aggregate carrying amount of the asset retirement obligation amounted to approximately €2,182 at December 31, 2008.
During the year, as part of the new Green Energy project for the Celgar mill, the Company entered into a number of contracts for the purchase of a new 48 megawatt condensing turbine-generator set, as well as other related equipment and service commitments. As at December 31, 2008, the value of the contracts committed was approximately €6,800 (C$11.6 million), a majority of which is due to be paid within the next year.
In July 2008, as part of a bleaching project line renewal at the Rosenthal mill, the Company entered into contracts for the purchase of equipment and related services. As at December 31, 2008, the value of the contracts committed was approximately €2,940, of which €2,520 is expected to be paid in 2009, and the remainder in 2010.
The Company had also entered into certain other capital commitments at the Rosenthal mill, none of which are individually material. Commitments under these contracts were approximately €400 at December 31, 2008.
The Company is involved in a property transfer tax dispute with respect to the Celgar mill and certain other legal actions and claims arising in the ordinary course of business. While the outcome of these legal actions and claims cannot be predicted with certainty, it is the opinion of management that the outcome of any such claim which is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on the consolidated financial condition, results of operations or liquidity of the Company.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 16. Commitments and Contingencies (continued)
The Company entered into certain minimum or fixed purchase commitments primarily related to the purchase of raw materials, none of which are individually material, that extend beyond 2009. Commitments under these contracts are approximately €2,800 in 2009. Between 2010 and 2011, commitments total approximately €2,300 and between 2012 and 2013 commitments total approximately €2,100. Total commitments beyond 2013 are approximately €5,800.
Note 17. Discontinued Operations
In August 2006, the Company reorganized and divested its equity interests in certain paper production assets for aggregate consideration of approximately €5,000 of indebtedness, in the form of a secured note, and €5,000 in cash. Only the cash portion of the consideration appears on the consolidated condensed statements of cash flows.
On November 16, 2006, the Company divested its last remaining paper production assets to focus exclusively on the manufacture and sale of pulp.
Accordingly, the information related to the paper production assets is presented as discontinued operations in the Company’s consolidated financial statements.
Condensed earnings from discontinued operations for the year ended December 31 are as follows:

	2008	2007	2006
Revenues	€—	€128	€46,351
Operating (loss) income from discontinued operations	€—	€(142)	€394
Total other expenses	—	(68)	(469)
Loss on disposal of business	—	—	(5,957)

Net loss from discontinued operations attributable to common shareholders	€—	€(210)	€(6,032)

Loss per common share from discontinued operations attributable to common shareholders:
- basic	€—	€(0.01)	€(0.18)
- diluted	€—	€(0.01)	€(0.18)
Condensed cash flows from discontinued operations for the year ended December 31 are as follows:

	2008	2007	2006
Cash flows used in operating activities	€—	€(1,519)	€(2,121)
Cash flows from (used in) investing activities	—	1,260	5,944
Cash flows used in financing activities	—	—	(4,158)

Cash flows used in discontinued operations	€—	€(259)	€(335)

Note 18. Noncontrolling Interest Share Purchase
In October 2006, the Company increased its interest in the Stendal mill to 70.6% by acquiring a 7% noncontrolling interest therein for approximately €8,100, of which approximately €6,700 was paid by a note. The purchase price of approximately €8,100 was allocated to property, plant and equipment.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 19. Subsequent Events
On January 23, 2009, the Company was granted a one-year extension pursuant to the terms of the credit agreement with respect to the revolving credit facility at the Celgar mill. The extension carries the same general terms and matures May 10, 2009.
On February 4, 2009, the Company announced that it had reached an agreement with certain lenders to amend its Stendal credit facility (Note 7(a)). The amendment defers approximately €164,000 of scheduled principal payments until the maturity date, September 30, 2017, including approximately €20,000, €26,000 and €21,000 of scheduled principal payments in 2009, 2010 and 2011, respectively. Additionally, the Company is required to make a €10,000 capital contribution to Stendal, and pay amendment fees totaling approximately €3,600. The amendment is subject to customary conditions precedent which are expected to be completed on or before March 15, 2009.
On January 30, 2009, the Celgar mill finalized an energy purchase agreement with BC Hydro and Power Authority, or “BC Hydro”, British Columbia’s primary public utilities provider, for the sale of electricity from the Celgar Energy Project. Under the agreement, the Celgar mill will supply a minimum of approximately 238,000 Megawatt hours of electrical energy to BC Hydro over a 10 year term with deliveries estimated to commence in the first quarter of 2010.

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 20. Restricted Group Supplemental Disclosure
The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the years ended December 31, 2008 and 2007, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill and, up to December 31, 2006, the discontinued paper business.
Combined Condensed Balance Sheet – December 31, 2008

	December 31, 2008
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€26,176	€16,276	€—	€42,452
Cash, restricted	—	13,000	—	13,000
Receivables	57,258	42,900	—	100,158
Inventories	59,801	38,656	—	98,457
Prepaid expenses and other	3,215	1,619	—	4,834

Total current assets	146,450	112,451	—	258,901

Property, plant and equipment	351,009	530,695	—	881,704
Other	4,425	5	—	4,430
Deferred income tax	3,036	—	—	3,036
Due from unrestricted group	55,925	—	(55,925)	—
Note receivable, less current portion	3,529	—	—	3,529

Total assets	€564,374	€643,151	€(55,925)	€1,151,600

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	€44,450	€43,067	€—	€87,517
Pension and other post-retirement benefit obligations, current portion	510	—	—	510
Debt, current portion	—	16,500	—	16,500

Total current liabilities	44,960	59,567	—	104,527

Debt, less current portion	289,222	548,696	—	837,918
Due to restricted group	—	55,925	(55,925)	—
Unrealized interest rate derivative losses	—	47,112	—	47,112
Pension and other post-retirement benefit obligations	12,846	—	—	12,846
Capital leases and other	7,167	4,100	—	11,267
Deferred income tax	—	5,827	—	5,827

Total liabilities	354,195	721,227	(55,925)	1,019,497

EQUITY
Total shareholders’ equity (deficit)	210,179	(43,954)	—	166,225
Noncontrolling interest (deficit)	—	(34,122)	—	(34,122)

Total liabilities and equity	€564,374	€643,151	€(55,925)	€1,151,600

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 20. Restricted Group Supplemental Disclosure (continued)
Combined Condensed Balance Sheet – December 31, 2007

	December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€59,371	€25,477	€—	€84,848
Receivables	37,482	52,408	—	89,890
Note receivable, current portion	589	5,307	—	5,896
Inventories	63,444	40,166	—	103,610
Prepaid expenses and other	3,714	2,301	—	6,015

Total current assets	164,600	125,659	—	290,259
Cash, restricted	—	33,000	—	33,000
Property, plant and equipment	385,569	547,689	—	933,258
Other	5,399	—	—	5,399
Deferred income tax	6,299	—	—	6,299
Due from unrestricted group	57,457	—	(57,457)	—
Note receivable, less current portion	3,977	—	—	3,977

Total assets	€623,301	€706,348	€(57,457)	€1,272,192

LIABILITIES
Current
Accounts payable and accrued expenses	€43,621	€43,379	€—	€87,000
Pension and other post-retirement benefit obligations, current portion	493	—	—	493
Debt, current portion	—	34,023	—	34,023

Total current liabilities	44,114	77,402	—	121,516
Debt, less current portion	273,589	563,290	—	836,879
Due to restricted group	—	57,457	(57,457)	—
Unrealized derivative loss	—	21,885	—	21,885
Pension & other post-retirement benefit obligations	19,983			19,983
Capital leases and other	7,033	1,966	—	8,999
Deferred income tax	—	7,315	—	7,315

Total liabilities	344,719	729,315	(57,457)	1,016,577

EQUITY
Total shareholders’ equity (deficit)	278,582	(1,920)	—	276,662
Noncontrolling interest (deficit)	—	(21,047)	—	(21,047)

Total liabilities and equity	€623,301	€706,348	€(57,457)	€1,272,192

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 20. Restricted Group Supplemental Disclosure (continued)
Combined Condensed Statement of Operations – December 31, 2008

	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€413,088	€307,203	€—	€720,291

Operating costs	369,923	257,010	—	626,933
Operating depreciation and amortization	28,589	26,895	—	55,484
Selling, general and administrative expenses	17,406	12,752	—	30,158
(Sale) purchase of emission allowances	(433)	(5,180)	—	(5,613)

Operating income from continuing operations	(2,397)	15,726	—	13,329

Other income (expense)
Interest expense	(27,027)	(43,117)	4,388	(65,756)
Investment income (loss)	6,834	(3,620)	(4,388)	(1,174)
Derivative financial instruments, net	—	(25,228)	—	(25,228)
Foreign exchange loss on debt	(4,114)	(120)	—	(4,234)

Total other income (expense)	(24,307)	(72,085)	—	(96,392)

Income (loss) from continuing operations before income taxes	(26,704)	(56,359)	—	(83,063)
Income tax benefit (provision)
Current	(264)	(237)	—	(501)
Deferred	(3,464)	1,488	—	(1,976)

Net income (loss)	(30,432)	(55,108)	—	(85,540)
Less: net loss (income) attributable to noncontrolling interest	—	13,075	—	13,075

Net income (loss) attributable to common shareholders	€(30,432)	€(42,033)	—	€(72,465)

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 20. Restricted Group Supplemental Disclosure (continued)
Combined Condensed Statement of Operations – December 31, 2007

	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€410,369	€316,926	€—	€727,295

Operating costs	328,954	246,284	—	575,238
Operating depreciation and amortization	28,661	27,739	—	56,400
Selling, general and administrative expenses	17,650	13,064	—	30,714
(Sale) purchase of emission allowances	(1,566)	(3,077)	—	(4,643)

Operating income from continuing operations	36,670	32,916	—	69,586

Other income (expense)
Interest income (expense)	(28,472)	(46,653)	3,725	(71,400)
Investment income	5,303	2,875	(3,725)	4,453
Derivative financial instruments, net	—	20,357	—	20,357
Foreign exchange gain on debt	10,629	329	—	10,958

Total other income (expense)	(12,540)	(23,092)	—	(35,632)

Income (loss) from continuing operations before income taxes	24,130	9,824	—	33,954
Income tax benefit (provision)
Current	(1,394)	(776)	—	(2,170)
Deferred	(5,034)	(3,110)	—	(8,144)

Net income (loss) from continuing operations after income taxes	17,702	5,938	—	23,640
Net income (loss) from discontinued operations after income taxes	(210)	—	—	(210)

Net income (loss)	17,492	5,938	—	23,430
Less: net loss (income) attributable to noncontrolling interest	—	(1,251)	—	(1,251)

Net income (loss) attributable to common shareholders	€17,492	€4,687	€—	€22,179

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 20. Restricted Group Supplemental Disclosure (continued)
Combined Condensed Statement of Operations – December 31, 2006

	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€368,016	€276,883	€—	€644,899

Operating costs	287,867	189,659	—	477,526
Operating depreciation and amortization	27,819	28,015	—	55,834
Selling, general and administrative expenses	22,861	11,783	—	34,644
(Sale) purchase of emission allowances	(4,933)	(10,676)	—	(15,609)

Operating income from continuing operations	34,402	58,102	—	92,504

Other income (expense)
Interest income (expense)	(34,354)	(61,137)	3,560	(91,931)
Investment income	5,316	4,334	(3,560)	6,090
Derivative financial instruments, net	—	105,848	—	105,848
Foreign exchange gain on debt	15,245	—	—	15,245

Total other income (expense)	(13,793)	49,045	—	35,252

Income (loss) from continuing operations before income taxes	20,609	107,147	—	127,756
Income tax benefit (provision)
Current	(290)	(294)	—	(584)
Deferred	(10,968)	(45,891)	—	(56,859)

Net income (loss) from continuing operations after income taxes	9,351	60,962	—	70,313
Net income (loss) from discontinued operations after income taxes	—	(6,032)	—	(6,032)

Net income (loss)	9,351	54,930	—	64,281
Less: net loss (income) attributable to noncontrolling interest	—	(1,071)	—	(1,071)

Net income (loss) attributable to common shareholders	€9,351	€53,859	€—	€63,210

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 21. Noncontrolling Interest
The Company adopted FAS 160 on January 1, 2009. The adoption of this standard resulted in retrospective presentation and disclosure changes to the Financial Statements. Changes to the December 31, 2008 and December 31, 2007 Consolidated Balance Sheets are denoted in the tables below:
Excerpts from Consolidated Balance Sheets

	Balance as at	Application of new	Revised balance as
	December 31, 2008	accounting standard	at December 31, 2008
Description		(a)	(b)

Long-term liabilities
Debt, less current portion	€803,796	€34,122	€837,918

Total liabilities	985,375	34,122	1,019,497

Equity
Shareholders’ equity
Share capital	202,844	—	202,844
Paid-in capital	299	—	299
Retained earnings (deficit)	(35,046)	—	(35,046)
Accumulated other comprehensive income	(1,872)	—	(1,872)

Total shareholders’ equity	166,225	—	166,225
Noncontrolling interest	—	(34,122)	(34,122)

Total equity	166,225	(34,122)	132,103

Total liabilities and equity	€1,151,600	€—	€1,151,600

	Balance as at	Application of new	Revised balance as
	December 31, 2007	accounting standard	at December 31, 2007
Description		(a)	(b)

Long-term liabilities
Debt, less current portion	€815,832	€21,047	€836,879

Total liabilities	995,530	21,047	1,016,577

Equity
Shareholders’ equity
Share capital	202,844	—	202,844
Paid-in capital	134	—	134
Retained earnings (deficit)	37,419	—	37,419
Accumulated other comprehensive income	36,265	—	36,265

Total shareholders’ equity	276,662	—	276,662
Noncontrolling interest	—	(21,047)	(21,047)

Total equity	276,662	(21,047)	255,615

Total liabilities and equity	€1,272,192	€—	€1,272,192

MERCER INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of Euros, except per share data)
Note 21. Noncontrolling Interest (continued)
(a)	As at December 31, 2008, the cumulative net losses of the Company’s 70.58% subsidiary (the “Stendal mill”) which were attributable to the noncontrolling shareholder amounted to €34,122 (2007- €21,047), and were previously applied to the loans payable to the noncontrolling shareholder. The net obligation previously reported at December 31, 2008 was nil (2007- €11,170). In accordance with FAS 160, the noncontrolling shareholder’s equity interest is required to be reclassified to equity in the Consolidated Balance Sheet. As a result, the Company retrospectively applied this presentation and disclosure requirement.

(b)	Revised balances as at December 31, 2008 and December 31, 2007 represent the Company’s Consolidated Balance Sheets reclassified in accordance with FAS 160.
Commencing January 1, 2009, the Company followed the guidance in FAS 160, and applied any accounting changes on a prospective basis. Pursuant to FAS 160, the noncontrolling shareholder will be attributed its share of losses even if that attribution results in a net deficit balance.

SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
Quarterly Financial Data
(Thousands, except per share amounts)

	Quarter Ended
	March 31	June 30	September 30	December 31
2008
Revenues	€186,816	€176,651	€184,828	€171,996
Gross profit	18,643	6,216	9,854	(21,384)
Income (loss) before extraordinary items and cumulative effect of a change in accounting from continuing operations	2,869	871	(17,173)	(59,032)
Income (loss) before extraordinary items and cumulative effect of a change in accounting from continuing operations, per share*	0.08	0.02	(0.47)	(1.63)
Net income (loss) from discontinued operations after income taxes*†	—	—	—	—
Net income (loss) attributable to common shareholders*†	2,869	871	(17,173)	(59,032)
Net income (loss) per share attributable to common shareholders*†	0.08	0.02	(0.47)	(1.63)
2007
Revenues	€175,773	€182,401	€195,734	€173,387
Gross profit	14,477	10,943	21,457	22,709
Income before extraordinary items and cumulative effect of a change in accounting from continuing operations	1,093	3,340	10,706	7,250
Income before extraordinary items and cumulative effect of a change in accounting from continuing operations, per share*	0.03	0.09	0.26	0.18
Net income (loss) from discontinued operations after income taxes*†	(7)	(181)	(10)	(12)
Net income (loss) attributable to common shareholders*†	1,086	3,159	10,696	7,238
Net income (loss) per share attributable to common shareholders*†	0.03	0.09	0.26	0.18

*	On a diluted basis

†	The naming convention in the table above has been amended from the 2008 Annual Report on Form 10-K to conform with the presentation and disclosure requirements as prescribed by FAS 160

ITEM 9A. Controls and Procedures.
Evaluation of Disclosure Controls and Procedures
     Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), as of the end of the period covered by this annual report on Form 10-K. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports we file or submit under the Exchange Act is accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. Based on such evaluation, our principal executive officer and principal financial officer have concluded that, as of the end of the period covered by this report, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in the reports that we file or submit under the Exchange Act.
     It should be noted that any system of controls is based in part upon certain assumptions designed to obtain reasonable (and not absolute) assurance as to its effectiveness, and there can be no assurance that any design will succeed in achieving its stated goals.
Management’s Report on Internal Control Over Financial Reporting
     Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Mercer Inc.’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
     Our internal control over financial reporting includes those policies and procedures that:
•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Mercer;
•	Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and
•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.
     Management assessed the effectiveness of Mercer Inc.’s internal control over financial reporting as of December 31, 2008. In making this assessment, management used the criteria set forth in Internal Control-Integrated Framework, as issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our assessment and those criteria, management believes that Mercer Inc. maintained effective internal control over financial reporting as of December 31, 2008.
     Mercer Inc.’s independent registered chartered accountants have audited and issued their report on management’s assessment of Mercer Inc.’s internal control over financial reporting, which appears below.
Changes in Internal Controls
     There have been no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the year ended December 31, 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.